Exhibit 10.40

Mr. Michael McGowan
701 South Olive Avenue
Unit #1710
West Palm Beach, FL 33401

Re: Terms and Conditions of Early Retirement

Dear Mike:
This letter (the “Agreement”) is intended to modify and to restate the terms and conditions of your employment for the period from December 30, 2016 (the “Effective Date”) to January 6, 2017 (the “Retirement Date”), and your severance with Oxford Global Resources, LLC (the “Company”) and On Assignment, Inc. (“OAI”). In this Agreement, you will hereinafter be referred to as “you” or “Executive.” This Agreement also is intended to supersede and to replace all prior agreements and understandings between you and the Company, including your Amended and Restated Employment Agreement, dated as of December 30, 2008, as amended, except as expressly set forth below.
The terms of this Agreement are as follows:

1.	For the period from the Effective Date to the Retirement Date:

a.
Titles, Duties and Responsibilities: You will no longer retain the title of President of the Company or Chief Operating Officer of OAI, or officer or director of any of the Company’s subsidiaries or affiliates, and you shall no longer have the duties associated with these positions, however, you shall be available to provide transition services as requested by Peter Dameris or Theodore Hanson, and shall be available for consultation or support on transition issues thereafter from time to time on a de minimus basis.

b.	Compensation and Benefits:

i.
Base Salary and Bonus: You shall continue to be paid a base salary of $630,630 on an annualized basis, less all required deductions and withholdings (the “Base Salary”) through the Retirement Date. Payment of the Base Salary shall be made in accordance with the Company’s normal and customary pay practices and pay periods. To the extent that you have met the performance targets for your 2016 bonus, your bonus will be paid out in the ordinary course of business when certified and approved by the Compensation Committee of the Board of Directors of OAI (the “Committee”) in February 2017, notwithstanding the fact that you are no longer employed by the Company.

ii.
Health, Welfare and Other Benefit Plans: You shall continue to receive health and life insurance coverage, and shall participate in other benefits, such as holidays and vacations, at your current level of benefits.

iii.
Equity Grants: The equity grants previously received by you shall continue to vest in accordance with the terms and conditions of the grant documentation. You shall not receive any further equity grants.

iv.	Other: Executive shall be paid for any Company expenses submitted on a timely basis.

2.
Upon Retirement: Effective as of the Retirement Date, Executive’s employment with the Company shall terminate and Executive shall cease to be an employee of the Company. Subject to the Executive’s execution and delivery to the Company of a full general release of all claims, causes and actions, a form of which is attached hereto as Exhibit A (the “General Release”), on or after the Retirement Date and the seven-day revocation period thereafter, and unless otherwise required by law, Executive shall receive the payments and benefits set forth in (a) through (c) below:

a.
Severance Pay: Executive shall be paid the equivalent of 12-months’ Base Salary during the period commencing on the Retirement Date, less any applicable required deduction or withholding, paid out in equal installments on regular Company pay dates;

b.
COBRA: the portion of the cost of periodic Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) premiums subsidized by the Company for Executive immediately prior to the Retirement Date during the 12-month period commencing on the Retirement Date, subject to Executive’s proper election to continue healthcare coverage, with payments commencing on the first regular pay date following the completion of the revocation period after the effective date of the General Release; and

c.
Acceleration of Vesting of RSUs: promptly after the Retirement Date, the vesting of certain restricted stock units (“RSUs”) set forth in Exhibit B that were granted but unvested as of the Retirement Date, shall be accelerated and shares shall be released to the Executive.

3.	Restrictive Covenants:

a.
Non-Competition, Non-Solicitation and No-Hire: For purposes of the non-competition, non-solicitation and no-hire restrictive covenants set forth in Section 4 of Executive’s Confidentiality, Non-Solicitation and Non-Competition Agreement, executed on January 3, 2007 (the “Confidentiality Agreement”), the definition of “Restricted Period” shall be deleted and replaced with:

“6.e. “Restricted Period” means the period beginning on the Retirement Date and continuing through the later of: (i) the second anniversary of the Retirement Date or (ii) one year from the termination of Executive’s role as a Board Advisor with OAI.”

b.
Non-Disparagement: Executive agrees not to disparage the Company, OAI, or any of their respective subsidiaries or affiliates, and/or any officers, directors, employees, stockholders and/or agents of the Company, OA or any of their respective subsidiaries or affiliates in any manner intended or reasonably likely to be harmful to them or their business, business reputation or personal reputation; provided that the foregoing shall not prevent Executive from responding accurately and fully to any question, inquiry or request for information when required by legal process.

c.
Cooperation in Good Faith: Executive agrees to use good faith efforts to cooperate in the provision of services set forth in Section 1(a) of this Agreement, and the Executive agrees to perform any further acts or execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including the undertaking and preparing for legal and other proceedings relating to the affairs of the Company and its subsidiaries. Executive shall be reimbursed for his reasonable expenses incurred in connection with any such cooperation and/or assistance, and shall receive from the Company reasonable per diem compensation in connection with assistance provided related to any legal and other proceedings.

4.	Other Terms and Conditions:

a.	Nothing in this Agreement is intended to affect Executive’s rights under COBRA.

b.
All rights of Executive under prior offer letters, employment agreements or other correspondence related to employment and compensation, are hereby superseded and extinguished as of the date of this Agreement. For the avoidance of doubt, the Confidentiality Agreement is not superseded or extinguished and will remain in full force and effect after the execution of this Agreement, except as expressly set forth herein.

c.
All rights of Executive under any change in control agreement or plan, Executive’s prior employment agreement or under any severance plan or correspondence regarding severance, are hereby superseded, extinguished and replaced by this Agreement as of the date of this Agreement.

d.
Except as provided for above, Executive shall be entitled to no other and further compensation, remuneration or benefits in connection with his employment with the Company. Payments hereunder shall be made in equal installments on regular Company pay dates, commencing with the first pay date following the completion of the revocation period after the effective date of the General Release.

5.	General Provisions:

a.	Executive acknowledges and agrees that his employment with the Company shall terminate at or before the Retirement Date, as provided for above.

b.
Executive acknowledges and agrees that, by entering into this Agreement, he will be required to execute a General Release, in form as set forth in Exhibit A hereto, as of the date of his termination, in consideration for the promises made by the Company in this Agreement. As part of this General Release, Executive will waive and relinquish all rights and benefits under Section 1542 of the Civil Code of the State of California. The General Release shall exclude any claims for workplace injuries covered by any applicable Workers’ Compensation law, and any claims for unemployment compensation, and shall not preclude Executive’s right to enforce the terms of this Agreement or his right to initiate, participate in, or assist with any lawful government investigation.

c.
Executive acknowledges and agrees that he has been, and will be, employed in a position that is exempt from overtime under federal and state law, and that he has been paid all wages and benefits to which he may have been entitled up to the date of his signature below.

d.
Each provision of this Agreement shall be interpreted to the fullest extent possible in such a manner as to be effective and valid under applicable law. If any provision is held to be invalid, unlawful or unenforceable, such finding shall not affect any other provision, and this Agreement shall be reformed, construed and enforced as if such improper provision had never been contained herein.

e.
As of the Effective Date, this Agreement constitutes the complete understanding between Executive and the Company, and it preempts and supersedes any prior agreements, understandings or representations, whether written or oral, regarding Executive’s employment with the Company, except as expressly provided for herein above. This Agreement may not be modified except by a subsequent written agreement signed by both parties.

f.	Both parties represent and warrant that they have the authority to enter into this Agreement.

g.
All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions that would cause the law of another jurisdiction to apply.

h.
This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A”), and shall be construed and administered in accordance therewith.

i.
For purposes of Section 409A, the right to a series of installment payments shall be treated as a right to a series of separate payments and any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

j.
If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and be paid within 15 days after the end of the six-month period beginning on the date of such separation of service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death, only to the extent necessary to comply with Section 409A.

Please carefully review the terms of this Agreement, and if they are acceptable, please sign and return an executed copy of the Agreement to me.
Very truly yours,

AGREED AND ACCEPTED:            Oxford Global Resources, LLC

/s/Michael J. McGowan     By: /s/Peter T. Dameris
Michael J. McGowan                    Peter T. Dameris
Chief Executive Officer of
On Assignment, Inc., sole member of Oxford
Global Resources, LLC

Date: December 30, 2016         Date: December 30, 2016

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